EXHIBIT 4.5

AMENDMENT NO. 1

TO THE RECAPITALIZATION AGREEMENT

dated as of

June 1, 2007

BETWEEN

GLOBAL CROSSING LIMITED

AND

STT CROSSING LTD.

AMENDMENT NO. 1 TO THE RECAPITALIZATION AGREEMENT

This AMENDMENT NO.1 TO THE RECAPITALIZATION AGREEMENT (this “Amendment”) is made and entered into as of June 1, 2007 (the “Effective Date”), by and among Global Crossing Limited, a company organized under the laws of Bermuda (“Global Crossing”) and STT Crossing Ltd., a company organized under the laws of Mauritius (“STT Crossing”).

W I T N E S S E T H :

WHEREAS, Global Crossing and STT Crossing have entered into a recapitalization agreement dated as of May 9, 2007 (the “Recapitalization Agreement”).

WHEREAS, Global Crossing, Goldman Sachs Credit Partners, L.P. and Credit Suisse Securities (USA) LLC have entered into an amendment agreement dated as of June 1, 2007 to amend the Credit and Guaranty Agreement.

WHEREAS, the parties hereto have agreed to amend the Recapitalization Agreement on the terms and conditions set out herein.

ARTICLE 1

DEFINITIONS

Terms defined in or incorporated by reference into this Amendment shall have the same meaning in the Recapitalization Agreement unless they are otherwise defined in this Amendment or the context otherwise requires.

ARTICLE 2

AMENDMENT

2.1 With effect from the Effective Date, Recital 2 of the Recapitalization Agreement shall be amended by replacing the words “$300,000,000 pursuant to a credit and guaranty agreement” with “$350,000,000 pursuant to a credit and guaranty agreement, as amended from time to time.”

2.2 For the avoidance of doubt, “Closing Date” in the Recapitalization Agreement shall refer to May 9, 2007.

2.3 All other terms and conditions of the Recapitalization Agreement, except as amended by this Amendment, shall continue in full force and effect.

ARTICLE 3

MISCELLANEOUS

3.1 Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

3.2 Governing Law. This Amendment shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York. Each party hereto hereby consents to the jurisdiction of any state or federal court located within the county of New York, State of New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Amendment shall be litigated in such courts. Each party hereto hereby expressly submits and consents to the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens. Each party hereto hereby waives personal service of any and all process and agrees that all such service of process may be made upon it by certified or registered mail, return receipt requested, addressed to such party at its respective address set forth in this Amendment and service so made shall be complete ten (10) days after the same has been posted.

3.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

GLOBAL CROSSING LIMITED

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Senior Vice President

STT CROSSING LTD.

By:	/s/ Stephen Geoffrey Miller
Name:	Stephen Geoffrey Miller
Title:	Director

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